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                     July 22, 2022

       Jonas Grossman
       Chief Executive Officer
       Chardan NexTech Acquisition 2 Corp.
       17 State Street, 21st Floor
       New York, New York 10004

                                                        Re: Chardan NexTech
Acquisition 2 Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed on July 8,
2022
                                                            File No. 001-40730

       Dear Mr. Grossman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing